Exhibit 10.1

January 26, 2005 Amendment to Long-Term Incentive Plan

On January 26, 2005, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”) granted awards to the Company’s Chief Executive Officer and its President pursuant to the terms of the Company’s Long-Term Incentive Plan. The awards are for the performance period beginning November 1, 2004 and ending October 31, 2007 and provide for the payment of cash bonuses at the end of the performance period if the Company achieves specified levels of earnings per share growth during the performance period over the Company’s earnings per share for fiscal 2004.